UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  May 4, 2010

PARLUX FRAGRANCES, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE

(State or Other Jurisdiction of Incorporation)

000-15491	22-2562955
(Commission File Number)	(IRS Employer Identification No.)

5900 N. Andrews Avenue, Suite 500, Fort Lauderdale, FL 33309

(Address of Principal Executive Offices)(Zip Code)

954-316-9008

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 4, 2010, Parlux Fragrances, Inc. (the "Company") and Neil Katz entered into a Separation and Release Agreement (the "Separation Agreement"). Pursuant to the terms of the Separation Agreement, (i) the parties acknowledged that Mr. Katz's employment terminated effective January 25, 2010 (the "Termination Date"), (ii) the Company agreed to make severance payments to Mr. Katz equivalent to Mr. Katz's base salary for a period of 12 months from the Termination Date; and (iii) the Company agreed to accelerate the vesting of Mr. Katz's unvested options as of the Termination Date. The severance payments and acceleration of options referenced above are consistent with the termination benefits set forth under the terms of Mr. Katz's employment agreement in the event of a termination of employment other than a resignation by Mr. Katz without "good reason" or a termination by the Company for "cause" (as those terms are defined in his employment agreement). Additionally, Mr. Katz agreed to certain confidentiality, work product, non-solicitation, non-disparagement and cooperation obligations. These obligations include the obligation that Mr. Katz will not canvass, solicit or accept any business with respect to any fragrance from any person or entity which is an actual or prospective licensor of brands or fragrance product lines to the Company, including but not limited to the celebrity artists covered by the Company's agreement with Artistic Brands Development LLC.

On May 4, 2010, Neil Katz resigned from the Board of Directors, effective immediately pursuant to the terms of the Separation Agreement.

The Company intends to file a copy of the Separation Agreement with the Company's Form 10-Q for the quarter ended June 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 10, 2010

PARLUX FRAGRANCES, INC.

/s/ RAYMOND J. BALSYS
Raymond J. Balsys,
Vice President and Chief Financial Officer
(Principal Financial and Principal Accounting
Officer)